Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-165418, 333-157685, 333-149203, 333-145074, 333-139555, 333-121584, and Form F-3 No.333-187156) of Sanofi of our reports dated March 3rd, 2016, with respect to the consolidated financial statements of Sanofi and its subsidiaries and the effectiveness of internal control over financial reporting of Sanofi and its subsidiaries, included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

Paris-La Défense, France

March 3rd, 2016

Ernst & Young et Autres

Represented by Nicolas Pfeuty